Exhibit 99.2

ACTIVCARD REPORTS FISCAL THIRD QUARTER 2005 FINANCIAL RESULTS

FREMONT, Calif., August 9, 2005 – ActivCard Corp. (Nasdaq: ACTI), a global provider of identity assurance solutions for secure remote access, single sign-on, enterprise access cards and multi-channel identification and verification, today reported financial results for its third quarter of fiscal 2005 ended June 30, 2005.

Revenue for the quarter ended June 30, 2005 was $12.0 million compared to $9.5 million for the quarter ended June 30, 2004 an increase of 27%. Revenue increased by 31% compared to $9.2 million for the quarter ended March 31, 2005. Revenue for the quarter ended June 30, 2005 includes revenue from a one-time license fee of $4.1 million for certain patents.

Total operating expenses were $14.7 million for the quarter ended June 30, 2005 compared to $15.2 million for the quarter ended June 30, 2004 and $27.2 million for the quarter ended March 31, 2005. Sales and marketing, research and development, and general and administrative expenses were $13.7 million for the quarter ended June 30, 2005 compared to $13.2 million for the quarter ended June 30, 2004 and $14.4 million in the quarter ended March 31, 2005.

Net loss for the quarter ended June 30, 2005 was $5.6 million, or $0.13 per basic and diluted share, compared to $10.1 million, or $0.24 per basic and diluted share, for the quarter ended June 30, 2004, a decrease of 44%. Net loss decreased 78% compared to $25.4 million or $0.58 per basic and diluted share for the quarter ended March 31, 2005. The decrease in net loss between the March 2005 quarter and the June 2005 quarter is primarily driven by impairment charges related to acquired developed technology and goodwill and write-down of other intangible assets incurred in the March 2005 quarter. Revenue from the patent license agreement and realization of cost reduction measures executed in the June 2005 quarter further contributed to the reduction in net loss.

Revenue for the nine months ended June 30, 2005 was $32.7 million compared to $23.5 million for the nine months ended June 30, 2004 an increase of 39%. Excluding revenue from the patents license, revenue was $28.6 million for the nine months ended June 30, 2005 an increase of 22% over the comparable period in the prior year.

Sales and marketing, research and development, and general and administrative expenses were $43.5 million for the nine months ended June 30, 2005 compared to $36.7 million for the nine months ended June 30, 2004.

Net loss for the nine months ended June 30, 2005 was $37.8 million, or $0.87 per basic and diluted share, compared to $28.5 million, or $0.68 per basic and diluted share, for the nine months ended June 30, 2004, an increase of 33%, primarily due to the impairment of acquired technology and goodwill and write down of acquired intangible assets in the March 2005 quarter.

Third Quarter Financial Highlights

•	Decreased sales and marketing, research and development, and general and administrative expenses by $710,000 from the March 2005 quarter.

•	Ended the quarter with $177.8 million in cash and short-term investments.

•	Used $7.8 million in cash for operations, a decrease of $3.1 million from the previous quarter. Overall cash decreased by $6.4 million.

“The improvements we made in our operational efficiencies, reducing our sales and marketing, research and development, and general and administrative expenses and cash burn, and leveraging our extensive intellectual property portfolio were all positive steps,” said Ben C. Barnes, Chief Executive Officer of ActivCard, “yet, we are not satisfied with the performance of our basic business, mostly due to the continued softness in our U.S. government business,” continued Mr. Barnes. “Improving sales execution, growing top-line revenue and integrating the Company and its product lines with the recently acquired Protocom Development Systems, will be our primary focus as we execute the recently announced restructuring plan and continue to improve our cost structure and drive the Company towards profitability.”

Business Highlights

•	Completed previously announced acquisition of Protocom Development Systems Pty. Ltd. in August 2005.

•	Appointed Richard A. Kashnow as the Chairman of the Board of Directors.

•	Reestablished relationship with ForeningsSparkbanken (Swedbank).

•	Deployed Enterprise Access Card to 6,000 police officers at Hampshire Constabulary in United Kingdom.

•	Signed a teaming agreement with IBM for joint solutions and marketing for the Enterprise, Healthcare, Government, and Banking sectors.

•	Signed over 120 new customers, including: Nestle, Defense Advanced Research Projects Agency and National Commodity Exchange of Pakistan.

•	Achieved additional revenue from many existing customers including: HP, Renault, M&T Bank and the FBI.

•	Added 16 new value-added-resellers, bringing the total to 250 resellers worldwide.

•	Signed agreement with MasterCard to deliver the first multi-channel Chip Authentication Program (CAP) approved authentication server.

Outlook

The financial outlook for the September 2005 quarter includes ActivCard’s revenue and expenses for the quarter and Protocom’s revenue and expenses from the date of closing of the transaction on August 5, 2005. ActivCard anticipates revenue for its fourth quarter of fiscal 2005 ending September 30, 2005 to be in the range of $12.0 to $13.0 million, gross margin in the range of 65% to 70% and sales and marketing, research and development, and general and administrative expenses in the range of $14.0 to $15.0 million.

Conference Call

ActivCard will hold a conference call at 2 p.m. Pacific Time today, Tuesday, August 9, 2005 to discuss the results for the quarter ended June 30, 2005. The call may be accessed by dialing 877-292-2820 domestically or 706-679-4390 for international callers. A live web cast of the conference call will also be available on the investor relations section of the Company’s website at www.activcard.com. A replay of the web cast will be available approximately two hours after the conclusion of the call. An audio replay of the conference call will also be made available approximately one hour after the conclusion of the call. The audio replay will remain available until August 17, 2005, 9 p.m. Pacific Time and can be accessed by dialing 800-642-1687 or 706-645-9291 and entering pass code 7703933.

About ActivCard

ActivCard is a global provider of identity assurance solutions that, when integrated into an identity management system, allow customers to issue, use and manage trusted digital identities. ActivCard’s solutions include secure remote access, single sign-on, enterprise access cards, and multi-channel identification and verification. Globally, over seven million users at corporations, government agencies, and financial institutions use ActivCard solutions to safely and efficiently interact electronically. Headquartered in Fremont, Calif., ActivCard has development centers in the US, Australia, France, and the United Kingdom and sales and service centers in more than ten countries. For more information, visit www.activcard.com.

The statements in this press release that are not historical facts, including (but not limited to) the statements under the caption “Outlook,” are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include risks relating to future revenues and contract wins, the integration of acquired business and technologies, changes in our management team, operating expenses and other risks identified under the caption “Risk Factors” in our most recent Annual Report on Form 10-K, and in subsequent Quarterly Reports on Form 10-Q, which are filed with the United States Securities and Exchange Commission (SEC). Copies of these filings are available from ActivCard and on the SEC’s website at www.sec.gov. Actual results, events and performance may differ materially from our forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. ActivCard disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ActivCard is a registered trademark and Return on Identity is a trademark of ActivCard in the United States and/or other countries. All other trademarks are the property of their respective owners in the United States and/or other countries.

IR Contacts:

Ragu Bhargava	Maria Riley
ActivCard Corp.	Sapphire Investor Relations, LLC
510-574-0100	415-399-9345
rbhargava@activcard.com	maria@sapphireinvestorrelations.com

ActivCard Corp.

Condensed Consolidated Statement of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2005	2004	2005	2004
Revenue:
Hardware	$3,124	$3,965	$9,601	$10,978
Software	2,653	4,044	12,651	8,119
License	4,100	—	4,100	—
Maintenance and support	2,158	1,482	6,394	4,420

Total revenue	12,035	9,491	32,746	23,517

Cost of revenue:
Hardware	1,523	2,480	5,195	6,222
Software	945	1,042	3,345	2,999
License	23	—	23	—
Maintenance and support	578	630	1,841	1,570
Amortization and impairment of acquired developed technology	237	141	4,850	345

Total cost of revenue	3,306	4,293	15,254	11,136

Gross profit	8,729	5,198	17,492	12,381
Operating expenses:
Sales and marketing	6,846	6,505	21,936	16,532
Research and development	4,353	4,369	13,357	14,632
General and administration	2,529	2,355	8,172	5,512
Restructuring, business realignment, and severance benefits	733	1,522	1,142	2,913
Amortization of acquired intangible assets	233	13	859	47
Impairment of goodwill	—	—	9,426	—
Write-down of acquired intangible assets	—	—	2,352	—
In-process research and development	—	383	537	383

Total operating expenses	14,694	15,147	57,781	40,019

Loss from operations	(5,965)	(9,949)	(40,289)	(27,638)
Other income (expenses):
Interest income, net	1,069	958	3,208	2,996
Other income (expenses), net	(683)	(571)	(613)	(134)
Equity in net loss of Aspace Solutions Limited	—	(859)	—	(3,970)

Total other income (expenses), net	386	(472)	2,595	(1,108)

Loss from operations before income tax and minority interest	(5,579)	(10,421)	(37,694)	(28,746)
Income tax provision	(12)	17	(122)	(192)
Minority interest	(34)	49	(4)	129
Other investors’ interest in Aspace Solutions Limited	—	292	—	292

Net loss	$(5,625)	$(10,063)	$(37,820)	$(28,517)

Net loss per share	$(0.13)	$(0.24)	$(0.87)	$(0.68)

Shares used to compute basic and diluted net loss per share	43,632	42,187	43,258	42,166

ActivCard Corp.

Condensed Consolidated Balance Sheets

(In thousands)

	June 30, 2005	September 30, 2004
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$28,788	$17,113
Short-term investments	149,006	196,950
Accounts receivable, net	9,421	5,325
Inventories	1,756	1,996
Prepaid and other current assets	2,929	2,450

Total current assets	191,900	223,834

Property and equipment, net	3,028	3,989
Restricted investments	—	715
Other intangible assets, net	2,545	2,286
Other long-term assets	823	800
Goodwill	15,356	19,462

Total assets	$213,652	$251,086

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,166	$2,324
Short-term borrowings	—	1,605
Accrued compensation and related benefits	4,914	7,339
Current portion of accrual for restructuring, business realignment, and severance benefits	1,103	1,262
Accrued and other current liabilities	3,018	3,278
Current portion of deferred revenue	4,996	6,962

Total current liabilities	16,197	22,770

Deferred revenue, net of current portion	1,909	3,677
Accrual for restructuring, business realignment, and severance benefits, net of current portion	3,070	3,605
Long-term deferred rent	1,126	1,109

Total liabilities	22,302	31,161

Minority interest	1,290	1,394
Shareholders’ equity:
Common stock	410,199	400,056
Deferred employee stock-based compensation	(699)	(639)
Accumulated deficit	(204,625)	(166,805)
Accumulated other comprehensive loss	(14,815)	(14,081)

Total shareholders’ equity	190,060	218,531

Total liabilities and shareholders’ equity	$213,652	$251,086

ActivCard Corp.

Condensed Consolidated Statement of Cash Flows

(In thousands)

(Unaudited)

	Nine Months Ended June 30,
	2005	2004
Cash flows from operating activities:
Net loss from operations	$(37,820)	$(28,517)
Adjustments to reconcile loss from operations to net cash used by operating activities:
Depreciation and amortization	1,399	1,708
Amortization and impairment of acquired developed technology	4,850	345
Amortization of acquired intangible assets	859	47
Amortization of employee stock-based compensation	201	209
Impairment of goodwill	9,426	—
Write-down of acquired intangible assets	2,352	—
In-process research and development	537	383
Loss on disposal of property and equipment	74	164
Equity in net loss of Aspace Solutions Limited	—	3,970
Minority interest in ActivCard S.A.	4	(129)
Other investors’ interest in Aspace Solutions Limited	—	(292)
Changes in:
Accounts receivable	(4,188)	(544)
Inventories	198	725
Prepaid and other current assets	13	799
Accounts payable	(127)	(519)
Accrued compensation and related benefits	(2,287)	61
Accrual for restructuring, business realignment, and severance benefits	(728)	452
Accrued and other current liabilities	405	(175)
Deferred revenue	(3,675)	1,213
Deferred rent	16	130

Net cash used in operating activities	(28,491)	(19,970)

Cash flows from investing activities:
Purchases of property and equipment	(611)	(1,287)
Purchases of short-term investments	(14,953)	(189,253)
Proceeds from sales and maturities of short-term investments	61,675	142,353
Cash used in acquisition of Aspace Solutions Limited	(7,162)	—
Investment in Aspace Solutions Limited	—	(2,635)
Acquisition of ActivCard S.A. minority interest	(59)	—
Other long-term assets	(28)	75

Net cash provided by (used in) investing activities	38,862	(50,747)

Cash flows from financing activities:
Proceeds from sale of common stock	2,813	1,465
Borrowings (repayments) of short-term debt	(1,490)	421
Repayment of long-term debt	—	(3)

Net cash provided by financing activities	1,323	1,883
Effect of exchange rate changes	(19)	183

Net increase (decrease) in cash and cash equivalents	11,675	(68,651)
Cash and cash equivalents, beginning of period	17,113	80,101

Cash and cash equivalents, end of period	$28,788	$11,450